UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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USA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 5, 2016

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of USA Technologies, Inc. to be held at 9:30 a.m., Eastern Time, on June 9, 2016, at The Merion Cricket Club, 325 Montgomery Avenue, Haverford, Pennsylvania 19041. This proxy statement contains information about our Company and the three proposals to be voted upon by shareholders at the Annual Meeting. Please give this information your careful attention.

In connection with the Annual Meeting, enclosed herewith is the proxy statement and a proxy card. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You may vote on the Internet or by telephone. If you are a holder of record, you may also vote by mail by completing, dating and signing the enclosed proxy card and returning it in the enclosed, postage-paid envelope furnished for that purpose. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

I look forward to seeing you at the Annual Meeting.  In the meantime, please feel free to contact me with any questions you may have.

Sincerely,

/s/ Stephen P. Herbert
Stephen P. Herbert
Chairman and Chief Executive Officer

USA TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 9, 2016
 To our Shareholders:

The Annual Meeting of Shareholders of USA Technologies, Inc., a Pennsylvania corporation (the “Company”), will be held at 9:30 a.m., Eastern Time, on June 9, 2016, at The Merion Cricket Club, 325 Montgomery Avenue, Haverford, Pennsylvania 19041, for the following purposes:

1.	The election of seven directors to serve until the 2017 Annual Meeting of Shareholders;
2.	To act upon a proposal to ratify the appointment of RSM US LLP as the independent registered public accounting firm of the Company for fiscal year 2016;
3.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and
4.	To transact such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

The Board of Directors has fixed the close of business on April 25, 2016 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any and all adjournments thereof.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, we urge you to vote your shares via the Internet or telephone or by completing and returning by mail the enclosed proxy card. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you want to, as your proxy is revocable at your option.

In order to be admitted to the Annual Meeting, you must present a government-issued photo identification. In addition, if your shares are registered directly in your name with the Company’s transfer agent, your name will be verified against the list of shareholders. If your shares were not registered directly in your name with the Company’s transfer agent, you must provide proof of beneficial ownership, such as your account statement reflecting ownership, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

We have enclosed a copy of the Company’s Annual Report on Form 10-K for the 2015 fiscal year with this notice and proxy statement.

By Order of the Board of Directors,

/s/ Stephen P. Herbert
Stephen P. Herbert
Chairman and Chief Executive Officer

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 9, 2016
The proxy statement, form of proxy card, and annual report on Form 10-K of USA Technologies, Inc. are available at:
http://www.astproxyportal.com/ast/14591

USA TECHNOLOGIES, INC.
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
June 9, 2016

GENERAL INFORMATION

These materials are intended to solicit proxies on behalf of the Board of Directors of USA Technologies, Inc., a Pennsylvania corporation (the “Company”), for use at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”), to be held at 9:30 a.m., Eastern Time, on June 9, 2016, at The Merion Cricket Club, 325 Montgomery Avenue, Haverford, Pennsylvania 19041.

 The Company’s principal executive offices are located at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355.

PROXY STATEMENT QUESTIONS AND ANSWERS

 Why have I been furnished with this proxy statement?

This proxy statement is first being mailed to shareholders on or about May 5, 2016. You have been furnished with this proxy statement because you owned shares of Common Stock, no par value (“Common Stock”), or Series A Convertible Preferred Stock, no par value (“Series A Preferred Stock”), of the Company at the close of business on April 25, 2016, the record date for the Annual Meeting. Our Board of Directors has delivered printed versions of these materials to you by mail in connection with the Board’s solicitation of proxies on behalf of the Company for use at our Annual Meeting.

 What will I be voting on?

 You will be voting on:

1.	The election of Steven D. Barnhart, Joel Brooks, Stephen P. Herbert, Robert L. Metzger, Albin F. Moschner, William J. Reilly, Jr., and William J. Schoch to serve as directors until the 2017 Annual Meeting of Shareholders;
2.	A proposal to ratify the appointment of RSM US LLP as the independent registered public accounting firm of the Company for fiscal year 2016;
3.	A proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and
4.	Such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

Could other matters be voted on at the Annual Meeting?

As of May 5, 2016, the items listed in 1 through 3 in the preceding question are the only matters which the Board intends to present at the Annual Meeting. If any other matters are properly presented for action, the persons named in the form of proxy will vote the proxy in accordance with their best judgment and opinion as to what is in the best interests of the Company.

How does the Board recommend I vote on the proposals?

The Board recommends a vote for each of the Board’s director nominees identified in Item 1, and for Items 2 and 3.

How can I obtain directions to attend the Annual Meeting and vote in person?

The Merion Cricket Club, where the Annual Meeting will be held, is located at 325 Montgomery Avenue, Haverford, Pennsylvania 19041. You may obtain directions to the venue by contacting The Merion Cricket Club at (610) 642-5800 or by accessing their website at www.merioncricket.com, and clicking on the “Maps and Directions” link.

Who is paying for this proxy solicitation?

The cost of soliciting proxies will be borne by the Company. Such solicitation may also be made on behalf of the Company by the Company’s directors, officers or employees in person or by telephone, facsimile transmission or telegram. Employees, officers or directors will not receive any additional compensation for these solicitation activities.

Where can I access an electronic copy of the proxy statement and Annual Report on Form 10-K for the year ended June 30, 2015?

You may access an electronic copy of the proxy statement, form of proxy card, and the Annual Report on Form 10-K for the year ended June 30, 2015 at: http://www.astproxyportal.com/ast/14591.

Who is entitled to vote at or attend the Annual Meeting?

Only holders of Common Stock or Series A Preferred Stock of record at the close of business on April 25, 2016 will be entitled to notice of and to vote at the Annual Meeting.  Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to 0.1940 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to the nearest whole number. On April 25, 2016, the record date for the Annual Meeting, the Company had issued and outstanding 36,734,629 shares of Common Stock and 445,063 shares of Series A Preferred Stock.

Shareholders of Record.  If, on the record date, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. In order to be admitted to the Annual Meeting, you must present a government-issued photo identification. In addition, your name will be verified against the list of shareholders as of the record date. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

Beneficial Owners.  If, on the record date, your shares were not held in your name, but rather were held in an account at a brokerage firm, bank or other nominee (commonly referred to as being held in “street name”), you are the beneficial owner of those shares. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a valid legal proxy from your broker or other nominee and bring the legal proxy to the Annual Meeting. In order to be admitted to the Annual Meeting, you must present a government-issued photo identification. In addition, you must provide proof of beneficial ownership as of the record date, such as your account statement reflecting ownership as of the record date, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

How do I vote my shares?

You may vote either in person at the Annual Meeting or by proxy.

-- At the Annual Meeting.  Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares, and you bring the legal proxy to the Annual Meeting.

-- To vote by proxy, you must select one of the following options:

1.	Vote on the Internet:

●	Access www.voteproxy.com.

●	Have the proxy card in hand.

●	Follow the instructions provided on the website or scan the QR code with your smartphone.

●	Submit the electronic proxy by 11:59 p.m., Eastern Time, on June 8, 2016.

●	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

2.	Vote by Telephone:

●	Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from foreign countries, from any touch-tone telephone.

●	Have the proxy card in hand.

●	Follow the instructions provided by the recorded message.

●	Transmit the telephone proxy by 11:59 p.m., Eastern Time, on June 8, 2016.

●	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

3.	Complete the enclosed proxy card:

●	Complete all of the required information on the proxy card.

●	Date and sign the proxy card.

●	Return the proxy card in the postage-paid envelope provided as soon as possible.

●	If you are not the shareholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

If you vote in a timely manner by the Internet or telephone, you do not have to return the proxy card for your vote to count. The Internet and telephone voting procedures appear in the enclosed proxy card. You may also log on or call the toll-free telephone number to change your vote.

Can I change my vote or revoke my proxy?

Yes. Whether you vote by Internet, or by telephone, or submit a proxy card with your voting instructions, you may revoke or change your vote by:

●	casting a new vote on the Internet or telephone,

●	submitting another written proxy with a later date,

●	sending a written notice of the change in your voting instructions to the Secretary of the Company if received the day before the Annual Meeting,

●	if you are a beneficial owner, by following the instructions sent to you by your broker, bank or other agent, or

●	voting in person at the Annual Meeting. Please note that your mere attendance at the Annual Meeting will not revoke a proxy.

 How are votes counted?

Shares of Common Stock or Series A Preferred Stock represented by properly executed proxy cards, or voted by proxy over the Internet or telephone, and received in time for the Annual Meeting will be voted in accordance with the instructions specified in the proxies. Any proxy not specifying to the contrary will be voted for the seven nominees for directors listed in Item 1 referred to in the Notice of Annual Meeting, and in favor of the adoption of the proposals in Items 2 and 3. If you grant a proxy, either of the officers named as proxy holders, Stephen P. Herbert and Leland P. Maxwell, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the Annual Meeting or at any adjournment or postponement that may take place. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for another candidate or other candidates nominated by our Board.

The judge of election designated by the Company will use procedures consistent with Pennsylvania law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote.

What securities are entitled to vote at the Annual Meeting?

Each share of Common Stock issued and outstanding on the record date is entitled to one vote on each matter presented at the Annual Meeting. Each share of Series A Preferred Stock issued and outstanding on the record date is entitled to 0.1940 of a vote on each matter presented at the Annual Meeting, with any fractional vote being rounded to the nearest whole number. As of the record date, 36,734,629 shares of Common Stock were issued and outstanding and 445,063 shares of Series A Preferred Stock were issued and outstanding.

What is a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast on a particular matter by the shareholders at the Annual Meeting is necessary to constitute a quorum for purposes of consideration and action on the matter. Votes withheld from director nominees and abstentions on the other proposals to be considered at the Annual Meeting will be counted in determining whether a quorum has been reached, but the failure to execute and return a proxy will result in a shareholder not being considered present at the meeting. Broker non-votes will be counted as present for purposes of determining the existence of a quorum.  The holders of the Common Stock and Series A Preferred Stock vote together, and not as separate classes.  If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

How is each proposal to be adopted at the Annual Meeting?

If a quorum is present, the votes required for the election of the seven nominees for directors and for the two other proposals to be considered at the Annual Meeting and the treatment of abstentions and broker non-votes in respect of such proposals are as follows:

- Item 1: The seven nominees for directors receiving the highest number of votes will be elected directors. Broker non-votes will not have any effect on the election of directors.

- Item 2: The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to approve the ratification of the selection of our independent auditors. Abstentions will have the same effect as votes against the proposal and broker non-votes will not have any effect on the outcome of this proposal.

- Item 3: The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. Abstentions will have the same effect as votes against the proposal and broker non-votes will not have any effect on the outcome of this proposal.

What is a broker non-vote?

Shares of stock held in street name with regard to which the broker or other nominee holding them indicates on a proxy that the broker has not received instructions from the beneficial owner to vote those shares in a particular manner are referred to as broker non-votes. Broker non-votes will have no effect in determining whether a proposal will be adopted at the Annual Meeting although they will be counted as present for purposes of determining the existence of a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth, as of April 25, 2016, the beneficial ownership of the Common Stock of each of the Company’s directors, each of the named executive officers included in the Summary Compensation Table set forth below, and by the Company’s current directors and executive officers as a group. Except as indicated below, the Company is not aware of any beneficial owner of more than five percent of the Common Stock. Except as indicated below, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock (2)		Percent of Class

Steven D. Barnhart	313,160	(3)	*

Joel Brooks	60,168	(4)	*

David M. DeMedio	228,975	(5)	*

Stephen P. Herbert	476,549	(6)	1.29%

Michael K. Lawlor	43,885	(7)	*

Robert L. Metzger	0		*

Albin F. Moschner	422,975	(8)	1.15%

William J. Reilly, Jr.	84,907	(9)	*

William J. Schoch	93,463	(10)	*

Maeve Duska	8,534	(11)	*

William Blair Investment Management, LLC	2,175,727	(12)	5.92%

All Current Directors and Executive Officers As a Group (9 persons)	1,495,107	(13)	4.05%

*Less than one percent (1%)

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. Shares of Common Stock issuable upon conversion of the Series A Preferred Stock, or shares of Common Stock issuable upon exercise of warrants and options currently exercisable, or exercisable within 60 days of April 25, 2016, are deemed to be beneficially owned for purposes hereof.

(2)	The percentage of common stock beneficially owned is based on 36,734,629 shares outstanding as of April 25, 2016.

(3)	Includes 13,334 shares underlying stock options.

(4)	Includes 13,334 shares underlying stock options.

(5)	Includes 90,000 shares underlying stock options. Mr. DeMedio resigned his employment with the Company effective as of October 14, 2015.

(6)	Includes 62,010 shares of Common Stock beneficially owned by Mr. Herbert’s child and 27,440 shares of Common Stock beneficially owned by his spouse. Includes 105,555 shares underlying stock options.

(7)	Includes 8,333 shares underlying stock options.

(8)	Includes 1,358 shares underlying Series A Preferred Stock. Includes 13,334 shares underlying stock options owned by Moschner Family LLC, an Illinois limited liability company, of which Mr. Moschner is the manager.

(9)	Includes 100 shares of Common Stock beneficially owned by Mr. Reilly’s child. Includes 97 shares underlying Series A Preferred Stock. Includes 13,334 shares underlying stock options.

(10)	Includes 13,334 shares underlying stock options.

(11)	Includes 8,334 shares underlying stock options.

(12)	This information is as of December 31, 2015, and is based solely upon a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2016, reflecting the beneficial ownership of our Common Stock by William Blair Investment Management, LLC (“William Blair”). In accordance with the disclosures set forth in the Schedule 13G, William Blair has sole voting authority over 2,090,509 shares and sole dispositive power over 2,175,727 shares. William Blair’s address is 233 W. Adams Street, Chicago, IL 60606.

(13)	Includes 180,558 shares underlying stock options and 1,455 shares underlying Series A Preferred Stock.

Series A Preferred Stock

Other than the 7,000 shares of preferred stock beneficially owned by Mr. Moschner and the 500 shares of preferred stock beneficially owned by Mr. Reilly, there were no shares of Series A Preferred Stock that were beneficially owned as of April 25, 2016 by the Company’s directors, executive officers, or the other employees named in the Summary Compensation Table set forth below.

ITEM 1
ELECTION OF DIRECTORS

The Board of Directors has nominated, and recommends the election of the seven persons listed below to serve as directors of the Company. Each of these nominees is currently serving as a director. The Board has determined that the following six nominees are independent in accordance with the applicable listing standards of The NASDAQ Stock Market LLC: Steven D. Barnhart, Joel Brooks, Robert L. Metzger, Albin F. Moschner, William J. Reilly, Jr., and William J. Schoch. The following information is furnished with respect to each nominee for election as a director:

Name	Age	Position(s) Held
Steven D. Barnhart (2)(3)	55	Lead Independent Director
Joel Brooks (1)	57	Director
Stephen P. Herbert	53	Chief Executive Officer, Chairman of the Board of Directors
Robert L. Metzger	48	Director
Albin F. Moschner (1)(3)	63	Director
William J. Reilly, Jr. (1)(4)	67	Director
William J. Schoch (4)	51	Director

(1)	Member of Audit Committee
(2)	Lead independent director
(3)	Member of Compensation Committee
(4)	Member of Nominating and Corporate Governance Committee

Each director to be elected at the Annual Meeting will hold office until the 2017 Annual Meeting of Shareholders, and until his successor has been elected and qualified. If any director resigns, dies or is otherwise unable to serve out his term, the Board may fill any vacancy by a vote of a majority of the directors then in office. A director appointed to fill a vacancy shall serve for the unexpired term of his predecessor.

Steven D. Barnhart was appointed to the Board of Directors in October 2009. Mr. Barnhart is the Company’s lead independent director and is a member of our Compensation Committee. Since September 2014, Mr. Barnhart has served as the Senior Vice President and Chief Financial Officer for Bankrate, Inc. From August 2012 to June 2014, Mr. Barnhart served as the Senior Vice President and Chief Financial Officer of Sears Hometown and Outlet Stores, Inc. From January 2010 to June 2012, Mr. Barnhart served as the Senior Vice President and Chief Financial Officer of Bally Total Fitness. Mr. Barnhart was Chief Executive Officer and President of Orbitz Worldwide from 2007 to January 2009, after holding other executive positions since 2003, when he joined the company. Prior to Orbitz Worldwide, he worked for PepsiCo and the Pepsi Bottling Group from 1990 to 2003, where he was Finance Director for the Southeast Business Unit of the Pepsi Bottling Group, and held various finance and strategy roles at PepsiCo. Mr. Barnhart received a Bachelor of Arts degree in Economics in 1984 from the College of the University of Chicago and a Masters in Business Administration in 1988 from the University of Chicago-Booth School of Business. Mr. Barnhart served on the Board of Directors of Orbitz Worldwide from 2007 to January 2009. We believe Mr. Barnhart’s extensive executive experience and leadership skills, and prior public board experience provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Joel Brooks joined the Board of Directors of the Company during March 2007. Mr. Brooks is the Chair of our Audit Committee. Since May 2015, Mr. Brooks has served as the Vice President, Finance, for MeiraGTx Limited. From December 2000 until May 2015, Mr. Brooks served as the Chief Financial Officer, Treasurer and Secretary of Sevion Therapeutics, Inc. (formerly Senesco Technologies, Inc.), a biotechnology company whose shares are traded on the OTCQB. From September 1998 until November 2000, Mr. Brooks was the Chief Financial Officer of Blades Board and Skate, LLC, a retail establishment specializing in the action sports industry. Mr. Brooks was Chief Financial Officer from 1997 until 1998 and Controller from 1994 until 1997 of Cable and Company Worldwide, Inc. He also held the position of Controller at USA Detergents, Inc. from 1992 until 1994, and held various positions at several public accounting firms from 1983 through 1992. Mr. Brooks received his Bachelor of Science degree in Commerce with a major in Accounting from Rider University in February 1983. We believe Mr. Brooks’ extensive accounting and finance background, and his executive experience at Sevion Therapeutics, Inc. provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Stephen P. Herbert has been our Chief Executive Officer and Chairman since November 30, 2011. He was elected a director in April 1996, and joined the Company on a full-time basis on May 6, 1996 as Executive Vice President. During August 1999, Mr. Herbert was appointed President and Chief Operating Officer of the Company. On October 5, 2011, Mr. Herbert was appointed as interim Chief Executive Officer and Chairman, and on November 30, 2011, he was appointed as the Chairman of the Board of Directors and Chief Executive Officer of the Company. Prior to joining us and since 1986, Mr. Herbert had been employed by Pepsi-Cola, the beverage division of PepsiCo, Inc. From 1994 to April 1996, Mr. Herbert was a Manager of Market Strategy. In such position he was responsible for directing development of market strategy for the vending channel and subsequently the supermarket channel for Pepsi-Cola in North America. Prior thereto, Mr. Herbert held various sales and management positions with Pepsi-Cola. Mr. Herbert graduated with a Bachelor of Science degree from Louisiana State University. We believe Mr. Herbert’s position as the President and Chief Operating Officer of our Company until October 5, 2011 and as Chairman and Chief Executive Officer of the Company thereafter, his intimate knowledge and experience with all aspects of our Company, and his extensive vending experience at PepsiCo before joining our Company provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Robert L. Metzger joined the Board of Directors of the Company in March 2016. He has served as the Director of the Investment Banking Academy at the University of Illinois at Urbana-Champaign College of Business since August 2015, and as a lecturer in the Department of Finance since August 2015. He has served as a member of the Audit Committee and the Board of Directors of WageWorks, Inc. since February 2016. Mr. Metzger was a Partner at William Blair & Company from January 2005 to December 2015 after joining the firm in 1999. He served as the head of the Technology group between January 2011 and January 2015 and of the Financial Services Investment Banking Group between April 2007 and December 2015. He also acted as Chairman of the firm’s Audit Committee from January 2013 to December 2015. Prior to joining William Blair & Company, he worked in the Investment Banking Division of ABN AMRO Incorporated from 1997 to 1999, in the Financial Institutions Group at A.T. Kearney, Inc. from 1995 to 1997, and in Audit and Audit Advisory Services at Price Waterhouse from 1990 to 1994. Mr. Metzger graduated with a Masters in Business Administration with concentrations in finance and strategy in 1995 from Northwestern University’s Kellogg School of Management and a Bachelor of Science degree in Accountancy in 1989 from the University of Illinois at Urbana-Champaign. We believe that Mr. Metzger’s finance and accounting background, his experience with public companies and capital markets, and experience in the financial technology and payments space  provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Albin F. Moschner joined the Board of Directors of the Company in April 2012. He is the Chair of our Compensation Committee and a member of our Audit Committee. Mr. Moschner served at Leap Wireless International, Inc. as the Chief Operating Officer from July 2008 to February 2011 and as Chief Marketing Officer from August 2004 to June 2008. Prior to joining Leap Wireless, Mr. Moschner served as President of the Verizon Card Services division of Verizon Communications, Inc. From January 1999 to December 2000, Mr. Moschner was President of One Point Services at One Point Communications. Mr. Moschner served at Zenith Electronics Corporation as President and Chief Executive Officer from 1995 to 1996 and as President, Chief Operating Officer and Director from 1994 to 1995. Mr. Moschner has also served in various managerial capacities at Tricord Systems, Inc. and International Business Machines Corp. Mr. Moschner has also been serving on the Board of Wintrust Financial Corporation since 1996. Mr. Moschner holds a Bachelor of Engineering in Electrical Engineering from The City College of New York, awarded in 1974, and a masters degree in Electrical Engineering awarded by Syracuse University in 1979. We believe that Mr. Moschner’s marketing, manufacturing and wireless industry experience and long standing prior public board experience provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

William J. Reilly, Jr., joined the Board of Directors of the Company in July 2012. He is a member of our Audit and Nominating and Corporate Governance Committees. He has been an independent consultant since January 2011. From September 2004 to November 2010, Mr. Reilly was President and Chief Executive Officer of Realtime Media, Inc., an interactive promotional marketing firm serving the pharmaceutical and consumer packaged goods markets. Following the sale of Realtime Media, Inc. in November 2010, Mr. Reilly was retained as a consultant until January 2011. From September 2002 to September 2004, Mr. Reilly was a principal at Chesterbrook Growth Partners, independent consultants to the private equity community. Between 1989 and 2002, Mr. Reilly served in various positions at Checkpoint Systems Inc., a multinational manufacturer and marketer of products and services for automatic identification, retail security, pricing and brand promotion, including as Chief Operating Officer, Executive Vice President, Senior Vice President of the Americas and Pacific Rim and Vice President of Sales. Prior to that, Mr. Reilly held national and sales management positions at companies in the medical electronics and telecommunications industries, including Minolta Corporation, Megatech Pty. Ltd. and Multitone Electronics PLC. He has also served on the Board of Veramark Technologies, Inc., a telecommunications software firm, from June 1997 to May 2008. Mr. Reilly graduated from Mount St. Mary’s University with a bachelors of science degree in Psychology in 1970. We believe that Mr. Reilly’s executive, business development and international experience provide the requisite qualifications, skills, perspectives and experiences to serve on our Board of Directors.

William J. Schoch joined the Board of Directors of the Company in July 2012. He is the Chair of our Nominating and Corporate Governance Committee. Mr. Schoch is the President and Chief Executive Officer of Western Payments Alliance, a non-profit payments association and has served in that capacity since March 2008. He serves on the Boards of Western Payments Alliance and WesPay Advisors, a payments consultancy and subsidiary of Western Payments Alliance. He is a past director of NACHA – The Electronic Payments Association and continues to serve on the Steering committee of NACHA's Payments Innovation Alliance. From 1997 to 2008, Mr. Schoch worked at Visa International where, as the Vice President of Emerging Market Initiatives, he was responsible for the global development of the Visa Money Transfer Platform. Prior to that, Mr. Schoch served as a Vice President at Citibank, N.A. from 1989 to 1997 and as an Associate Director at NACHA from 1986 to 1989. Mr. Schoch obtained a Bachelor of Arts degree in 1986 from Indiana University of Pennsylvania with a major in Public Policy and a minor in Economics. We believe that Mr. Schoch’s experience and familiarity with the electronic payments industry and his leadership experience provide the requisite qualifications, skills, perspectives and experiences to serve on our Board of Directors.

Although  the Board of  Directors  has no reason to believe any of the nominees for director will be unable to accept such nomination, if such should occur, proxies will be voted  (unless  marked to the contrary)  for such  substitute  person or persons,  if any, as shall be  recommended  by the Board of Directors.  However, proxies will not be voted for more than seven directors.  Shareholders who do not wish their shares to be voted for a particular nominee may so direct in the space provided in the proxy card.

Cumulative voting rights do not exist with respect to the election of directors.  Pursuant to the Articles of Incorporation and Pennsylvania law, the directors of the Company are to be elected by the holders of the Common Stock and Series A Preferred Stock voting together, with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1940 of a vote, with each fractional vote being rounded to the nearest whole number.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL SEVEN NOMINEES.

CORPORATE GOVERNANCE – BOARD OF DIRECTORS

Independence of the Board of Directors

The Board of Directors has determined that Steven D. Barnhart, Joel Brooks, Robert L. Metzger, Albin F. Moschner, William J. Reilly, Jr., and William J. Schoch, which members constitute a majority of the Board of Directors, are independent in accordance with the applicable listing standards of The NASDAQ Stock Market LLC.

Meetings of the Board of Directors

The Board of Directors of the Company held a total of eight meetings during the fiscal year ended June 30, 2015.  Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees of which he was a member.  The Company’s policy regarding directors’ attendance at the annual meeting of shareholders, as described in the Company’s Corporate Governance Guidelines, is that all directors are strongly encouraged to attend the annual meeting. Four of our directors attended the 2015 Annual Meeting.

During the fiscal year ended June 30, 2015, the independent directors held seven  executive sessions at which only the independent directors were present.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee of the Board of Directors presently consists of Mr. Brooks (Chair), Mr. Moschner and Mr. Reilly. The Board of Directors has determined that each member of the Audit Committee is independent as defined under the listing standards of The NASDAQ Stock Market LLC and under Rule 10A-3 of the Securities Exchange Act of 1934 (“Exchange Act”). The Board of Directors has also determined that Mr. Brooks is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. Our Audit Committee held six meetings during the 2015 fiscal year. The Audit Committee engages the Company’s independent accountants and is primarily responsible for approving the services performed by the Company’s independent accountants, for reviewing and evaluating the Company’s accounting principles, reviewing the independence of independent auditors, and reviewing the adequacy and effectiveness of the Company’s internal controls. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board of Directors on April 11, 2006, a copy of which is accessible on the Company’s website, www.usatech.com.

Compensation Committee

The Compensation Committee of the Board of Directors presently consists of Mr. Moschner (Chair) and Mr. Barnhart. The Board of Directors has determined that each of the current members of the Compensation Committee is independent in accordance with the applicable listing standards of The NASDAQ Stock Market LLC. The Committee reviews and recommends compensation and compensation changes for the executive officers and directors of the Company and administers the Company’s incentive stock plans. The Compensation Committee met  four times during the 2015 fiscal year. The Compensation Committee operates pursuant to a charter that was adopted by the Board of Directors in September 2007 and amended in May 2013, a copy of which is accessible on the Company’s website, www.usatech.com. The Compensation Committee Report appears on page 36 of this proxy statement.

Our Compensation Committee annually reviews and recommends for approval by the Board corporate goals and objectives relevant to the Chief Executive Officer and other executive officer's compensation, evaluates the Chief Executive Officer and other executive officer's performance in light of those goals and objectives, and recommends for approval to the Board the Chief Executive Officer's and other executive officer's compensation levels based upon this evaluation. The Committee has the authority to retain or obtain the advice of a compensation consultant or other adviser, and to be directly responsible for the appointment, compensation and oversight of the work of any such adviser.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors presently consists of Mr. Schoch (Chair) and Mr. Reilly. The Board of Directors has determined that each of the current members of the Nominating and Corporate Governance Committee is independent in accordance with the applicable listing standards of The NASDAQ Stock Market LLC. The Committee recommends for selection to the entire Board of Directors any nominees for director, including any appointments to fill vacancies. The Nominating and Corporate Governance Committee met three times during the 2015 fiscal year. The Nominating and Corporate Governance Committee operates pursuant to an amended and restated charter that was adopted by the Board of Directors on October 26, 2012, a copy of which is accessible on the Company’s website, www.usatech.com.

The Nominating and Corporate Governance Committee is responsible for identifying and recommending for selection by the Board nominees for election or re-election to the Board, or to fill any vacancies on the Board. The Committee also reviews and makes recommendations to the Board on the range of skills and expertise and other appropriate criteria which should be represented on the Board. The Nominating and Corporate Governance Committee will generally consider all relevant factors in identifying and recommending candidates to the Board, which may include independence, expertise that is useful to the Company and complementary to the background, skills and experience of the other Board members, a commitment to ethics and integrity, a commitment to personal and organizational accountability, a history of achievement that reflects superior standards for themselves and others, and a willingness to express alternate points of view while, at the same time, being respectful of the opinions of others and working collaboratively as a team player. The Nominating and Corporate Governance Committee will consider the following qualifications that it believes would be useful in director candidates: transaction processing experience, experience in bringing technology to market, experience in building a growth company, sales leadership experience and diversity of background such as gender and ethnicity. The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, experience and expertise to oversee the Company’s business.

The directors on the Company’s Nominating and Corporate Governance Committee use their available network of contacts when compiling a list of potential director candidates. The Nominating and Corporate Governance Committee also considers potential director candidates recommended by shareholders and other parties, including other directors, and all potential candidates are evaluated based upon the above criteria. The Nominating and Corporate Governance Committee makes no distinction in its evaluation of candidates based on whether such candidates are recommended by shareholders or other parties.

Shareholders who wish to propose a potential director candidate may submit a recommendation in writing to the Secretary, USA Technologies, Inc., 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355, specifying the name of the candidate and stating in detail the qualifications of such person for consideration by the Nominating and Corporate Governance Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation.

The Nominating and Corporate Governance Committee is also responsible for the following:

●	Reviewing corporate governance polices and systems against applicable laws, regulations, and industry specific standards and practices, if any, including any securities regulatory authority or NASDAQ guidelines applicable to the Company;
●	Identifying best practices and developing and recommending to the Board corporate governance principles;
●	In consultation with management, annually reviewing the Directors and Officers liability policy, including its coverage and terms;
●	Providing to the Board the Committee’s assessment of which directors should be deemed independent directors under applicable SEC and NASDAQ rules and regulations;
●	Establishing procedures for, conducting and administering, an annual performance and effectiveness evaluation of the Board and reporting annually to the Board the results of its assessment; and
●	In consultation with the lead independent director and Chairman, making recommendations to the Board regarding the composition of the Board Committees, and annually reviewing the composition of each Committee and presenting recommendations for Committee memberships to the Board as needed.

The Board’s Role in Risk Oversight

Management is responsible for managing the risks that the Company faces. The Board of Directors is responsible for overseeing management’s approach to risk management. Management identifies material risks facing the Company on an ongoing basis and discusses those risks with the Board of Directors or its Committees, as appropriate. While the Board of Directors has ultimate responsibility for overseeing management’s approach to risk management, various Committees of the Board assist it in fulfilling that responsibility. In particular, the Audit Committee assists the Board in its oversight of risk management in the areas of financial reporting, internal controls and compliance with regulatory requirements.

Board Leadership Structure

Stephen P. Herbert has served as Chief Executive Officer and Chairman of the Board of Directors since November 30, 2011. At the present time, the Company believes that its leadership structure is appropriate as our Chief Executive Officer’s in-depth knowledge and experience with all aspects of our business, his exceptional leadership, and his vision for the Company’s future, make him the best-qualified director to serve as Chairman. In addition, as all of our Board Committees are comprised of independent directors, the Company does not believe that a separation of the Chairman and Chief Executive Officer roles is necessary at this time in order to provide additional meaningful risk oversight. The Board believes that its current leadership structure assures the appropriate level of management oversight and independence. In this regard, Mr. Barnhart's leadership in fulfilling his role as lead independent director counterbalances any potential conflict of interest arising from having our Chief Executive Officer serve as the Board's Chair.

On November 14, 2011, the Company’s independent directors unanimously appointed Steven D. Barnhart as the Company’s lead independent director. Pursuant to the Lead Independent Director Charter, Mr. Barnhart, in his role as lead independent director, shall carry out the following duties:

●	preside as Chair of all meetings of the Board at which the Chairman is not present, including executive sessions of the independent members of the Board;
●	approve information sent to the Board;
●	determine the frequency and timing of executive sessions of the independent directors;
●	consult in advance with the Chairman on the agenda and schedule of each meeting of the Board of Directors;
●	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;
●	approve meeting agendas for the Board;
●	provide input to the Chairman as to the scope and quality of information to be provided by management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;
●	upon request from the Nominating and Corporate Governance Committee, assist with recruitment of director candidates;
●	act as a liaison between the independent directors and the Chairman;
●	in appropriate circumstances, recommend to the Chairman the retention of advisors and consultants who report directly to the Board;
●	if requested by major shareholders, ensure that he is available for consultation and direct communication; and
●	perform all other duties as may be reasonably assigned by the Board or the Chairman from time to time that are not inconsistent with the foregoing.

The text of the Lead Independent Director Charter is posted on our website at www.usatech.com.

Stock Ownership Guidelines

In April 2011, the Board of Directors adopted the Stock Ownership Guidelines (the “Guidelines”) for directors and executive officers. Pursuant thereto, the Chief Executive Officer is required to own shares of Common Stock with a value of at least three times his or her base salary and the Chief Financial Officer and other executive officers are required to own shares of Common Stock with a value of at least one times his or her base salary. The executive officers have five years to attain such level of ownership. The non-employee directors were required to own shares of Common Stock with a value of at least two times his or her annual cash retainer (not including any retainer for serving on a Board Committee) and had three years to attain such level of ownership. On November 19, 2013, the Board of Directors amended the Guidelines, requiring each non-employee director to own shares of Common Stock with a value of at least five times his or her annual cash retainer as well as for serving on one (but not more than one) Committee of the Board for a total share value of at least $150,000. Each director serving at the time of the amendment would have until June 30, 2016 to comply with the increased stock ownership requirements, and future directors would have five years to comply. As of the date of this proxy statement, each executive officer and director is in compliance with the applicable stock ownership requirements. The text of the policy is posted on our website at www.usatech.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees. The text of the Code of Conduct is posted on our website at www.usatech.com. The Board of Directors must grant any waiver from a provision of the Code of Conduct to any executive officer or director, and we are required under the listing rules of The NASDAQ Stock Market LLC to publicly announce any such waiver within four business days.

Director Majority Voting Policy

The Board of Directors of the Company has adopted a Director Majority Voting Policy. Pursuant to the policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly submit to the Board a letter of resignation to the Secretary of the Company. The Nominating and Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the resignation, the Nominating and Corporate Governance Committee would consider relevant factors such as the underlying reasons for the majority withheld vote, the length of service and qualifications of the director whose resignation is tendered, the director’s contributions to the Company, and compliance with listing standards. The Nominating and Corporate Governance Committee would then consider the resignation and make a recommendation to the Board. The Board would then act on the Nominating and Corporate Governance Committee’s recommendation, which may include acceptance or rejection of the tendered resignation. The text of the policy is posted on our website at www.usatech.com.

Corporate Governance Guidelines

We continue to strengthen existing governance practices and develop new policies that make us a better company. In this regard, the Board of Directors adopted Corporate Governance Guidelines in May 2013, a copy of which is posted on our website at www.usatech.com. Highlights of our Corporate Governance Guidelines include:

●	Director Functions and Responsibilities. It is the duty of the Board to oversee management’s performance to ensure that the Company operates in an effective, efficient and ethical manner in order to produce value for the Company’s shareholders. The Board selects the Company’s Chief Executive Officer in the manner that it determines to be in the best interests of the Company’s shareholders. Our Chief Executive Officer also serves as our Chairman of the Board.

●	Lead Independent Director. All of the independent directors shall select the lead independent director by the affirmative vote of two-thirds of the independent directors voting. Mr. Barnhart serves as our lead independent director. That role is described above under “Board Leadership Structure.”

●	Director Qualification Standards. The Nominating and Corporate Governance Committee identifies and recommends for selection by the Board director candidates for nomination and election (or reelection) at the annual shareholder meeting or for appointment to fill vacancies. The relevant factors that the Nominating and Corporate Governance Committee considers are described in this proxy statement under “Board Committees”. No less than a majority of directors on the Board, as well as all members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are independent as required by The NASDAQ Stock Market LLC. Directors are elected each year, and there are no term limits for serving on the Board and no mandatory retirement age.

●	Board Procedures. Each member of the Board is expected to ensure that other existing and future commitments, including employment responsibilities and service on the boards of other entities, do not materially interfere with the member's service as a director. No independent director may serve on the Boards of more than four other public companies and no employee director may serve on the Boards of more than one other public company. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board have a full understanding of matters being considered.

●	Executive Sessions of Independent Directors. The independent Board members may, if deemed necessary, meet in executive session at regular Board meetings, and at other times as necessary. Executive sessions of the independent directors will be called and chaired by the lead independent director.

●	Director Compensation. The Compensation Committee annually reviews and recommends for approval to the Board the compensation of the directors. Each member of the Board has the option, in his or her discretion, to receive cash or stock, or some combination thereof, in payment of the cash compensation otherwise due for his or her service on the Board. Pursuant to the Stock Ownership Guidelines, by no later than June 30, 2016, each non-employee director is required to own shares of the Company's common stock with a value of at least five times his annual cash retainer as well as for serving on one (but not more than one) Committee of the Board for a total share value of at least $150,000. As of the date of this proxy statement, each director is in compliance with the Stock Ownership Guidelines.

●	Director Orientation and Continuing Education. The Nominating and Corporate Governance Committee works with management to provide an orientation for new directors. The Board encourages directors to participate in ongoing education, as well as participation in accredited director education programs.

●	Annual Executive Officer Evaluation. The Compensation Committee annually reviews and recommends for approval to the Board corporate goals relevant to the Chief Executive Officer and other executive officers' compensation, evaluates the Chief Executive Officer and other executive officers' performance in light of those goals, and recommends for approval to the Board the Chief Executive Officer's and other executives officers' compensation levels.

●	Management Succession. The Chief Executive Officer prepares and the Board reviews, on an annual basis, an emergency short-term succession contingency plan should an unforeseen event such as death or disability occur that prevents the Chief Executive Officer from continuing to serve.

●	Annual Performance Evaluation of the Board. The Nominating and Corporate Governance Committee establishes procedures for, and conducts and administers, an annual performance and effectiveness evaluation of the Board. Each committee also conducts an annual review of its own performance.

●	Committees. The Board has three committees – an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which consists solely of independent directors. The full Board considers periodic rotation of Committee members and chairs, taking into account the desirability of rotation of Committee members and chairs, the benefits of continuity and experience, and applicable legal, regulatory and stock exchange listing requirements.

●	Review of Corporate Governance Guidelines. The Corporate Governance Guidelines shall be reviewed periodically by the Nominating and Corporate Governance Committee, and the Board will make changes when appropriate based on recommendations from the Committee.

Compensation of Non-Employee Directors

Members of the Board of Directors who are not employees of the Company receive cash and equity compensation for serving on the Board of Directors, as reviewed and recommended annually by the Compensation Committee with subsequent approval thereof by the Board of Directors. Each member of the Board has the option in his or her discretion, to receive cash or stock, or some combination thereof, in payment of the cash compensation otherwise due for his or her service on the Board. A Director will receive all such fees in cash unless he or she elects to receive such fees in shares of the Company’s common stock.

Director Compensation Table

The table below summarizes the cash compensation earned or paid by the Company to non-employee Directors for the fiscal year ended June 30, 2015. During the 2015 fiscal year, there were no stock or option awards granted to the Directors.

Name	Fees Earned or Paid in Cash($)(2)	Stock Awards ($)	Option Awards ($)	Total($)
Deborah G. Arnold (1)	$23,333	$-	$-	$23,333
Steven D. Barnhart	$72,500	$-	$-	$72,500
Joel Brooks	$40,000	$-	$-	$40,000
Albin F. Moschner	$47,500	$-	$-	$47,500
William J. Reilly, Jr.	$40,000	$-	$-	$40,000
William J. Schoch	$32,500	$-	$-	$32,500

(1)	Resigned as a Director effective January 23, 2015.

(2)	During fiscal year ended June 30, 2015, we paid the following fees:

•	Director: each Director received $25,000. Ms. Arnold received $14,583.

•	Lead Independent Director: Mr. Barnhart received $40,000.

•	Audit Committee: Mr. Brooks received $15,000 as Committee Chair, and each of Messrs. Moschner and Reilly received $7,500.

•	Compensation Committee: Mr. Moschner received $15,000 as Committee Chair, and Mr. Barnhart received $7,500.

•	Nominating and Corporate Governance Committee: Ms. Arnold received $8,750 as Committee Chair, and each Messrs. Reilly and Schoch received $7,500.

The following Directors elected to receive their cash compensation, or a portion thereof, in the Company’s common stock in lieu of cash:

•	Mr. Barnhart elected to receive 34,631 shares for $72,500 of fees; Ms. Arnold elected to receive 12,979 shares for $23,333 of fees; Mr. Reilly elected to receive 9,915 shares for $20,000 of fees; and Mr. Schoch elected to receive 15,525 shares for $32,500 of fees.

Shareholder Communications with the Board of Directors

Our Board of Directors has established a formal process for shareholders to send communications to the Board of Directors or individual directors. Shareholders may send communications to the Board of Directors or individual directors by e-mail at corporatesecretary@usatech.com, or by mail at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355, Attn: Corporate Secretary.

All communications submitted under this policy will be received and processed by the Secretary of the Company and submitted to the Board or the requisite individual members of the Board as appropriate based on the facts and circumstances outlined in the communication. Communications may also be referred to other departments within the Company or to management rather than to the Board or any of its members. The Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should generally not be furnished to the Board, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, or communications which are primarily commercial in nature. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded from distribution to the Board or any of its members. The Secretary will make available to any non-employee member of the Board any communication that is not distributed to the Board in accordance with the process described above at the director's request.

ITEM 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The firm of RSM US LLP has been selected by the Audit Committee of the Board of Directors to serve as the Company’s independent registered public accounting firm for fiscal year 2016. The shareholders will be asked to ratify this appointment at the Annual Meeting.  A representative of RSM US LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

The following resolution concerning the appointment of the independent registered public accounting firm will be presented to the shareholders at the Annual Meeting:

RESOLVED,  that the  appointment  by the Audit Committee of the Board of Directors of the  Company  of  RSM US LLP,  independent  registered public  accounting  firm,  to examine the books,  accounts and records of the  Company  for the fiscal  year  ending June 30, 2016 is hereby ratified and approved.

The affirmative vote of a majority of the votes cast by all holders of the outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1940 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to the nearest whole number) is required for ratification of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE PROPOSAL SET FORTH ABOVE.

Audit and Non-Audit Fees

During the fiscal years ended June 30, 2015 and 2014, fees in connection with services rendered by RSM US LLP were as set forth below:

	Fiscal 2015	Fiscal 2014
Audit Fees	$274,000	$225,530
Audit-Related Fees	33,203	5,800
Tax Fees	-	9,500
All Other Fees	-	-
Total	$307,203	$240,830

Audit fees consisted of fees for the audit of our annual financial statements and review of quarterly financial statements as well as services normally provided in connection with statutory and regulatory filings or engagements, consents and assistance with and reviews of Company documents filed with the Securities and Exchange Commission.

Audit related fees were primarily incurred in connection with our equity offerings, and fees in connection with attending the annual shareholders meeting.

Tax fees related to the review of our analysis of the timing and extent to which the Company can utilize future tax deductions in any year, which may be limited by provisions of the Internal Revenue Code regarding changes in ownership of corporations (i.e. IRS Code Section 382).

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis.

ITEM 3
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, shareholders are entitled to a non-binding vote on the compensation of our named executive officers (sometimes referred to as “say on pay”).

We are asking our shareholders to indicate their support and approval for our named executive officer compensation as described under the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis, which describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board of Directors.

The Compensation Committee is responsible for annually reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of the executive officers of the Company, evaluating the executive officers’ performance in light of those goals and objectives, and recommending for approval to the Board the executive officers’ compensation levels based on this evaluation. The compensation program is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term shareholder value. We have also designed and implemented our compensation package in order to be competitive with other companies in our peer group, as compiled by our compensation consultant. Our compensation package also takes into account individual responsibilities and performance. The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives, and the Committee seeks to align the interests of the Company’s shareholders and management by integrating compensation with the Company’s annual and long-term corporate and financial objectives. In this regard, pay-for-performance is an important component of our compensation philosophy and is evident in the structure of our compensation program, and a significant portion of each named executive officer’s target compensation is tied to key operational and financial goals and performance.

For the reasons summarized above, and as discussed in more detail in the Executive Compensation section of this proxy statement, our Board of Directors is asking shareholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in the Company's proxy statement for the 2016 Annual Meeting of Shareholders, is hereby approved.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider any shareholder’s concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At our 2013 annual meeting, a majority of our shareholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered these voting results and decided to adopt a policy providing for an annual advisory shareholder vote to approve our executive compensation. Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur at the 2017 annual meeting.

Necessary Vote For Approval

The affirmative vote of a majority of the votes cast by all holders of the outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1940 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to the nearest whole number) is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the preparation of the financial statements and the reporting process. The Company’s management has represented to the Audit Committee that the consolidated financial statements for the fiscal year ended June 30, 2015 were prepared in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing these consolidated financial statements. In the performance of its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, as amended, as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, and discussed with such firm its independence from the Company and the Company’s management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015 for filing with the Securities and Exchange Commission.

The Audit Committee
Joel Brooks (Chair)
Albert F. Moschner
William J. Reilly, Jr.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers are as follows:

Name	Age	Position(s) Held
Stephen P. Herbert	53	Chief Executive Officer and Chairman of the Board of Directors
Leland P. Maxwell	69	Interim Chief Financial Officer
Michael K. Lawlor	55	Chief Services Officer

Certain information concerning Mr. Herbert is set forth elsewhere in this proxy statement.  See “Election of Directors.” The following description contains certain information concerning the foregoing executive officers who are not directors of the Company.

Leland P. Maxwell has been our Interim Chief Financial Officer since January 28, 2016. Since 2004, he has been the principal of Maxwell Consulting, LLC, providing part time CFO services to diverse industries. From July 2003 until April 2004, Mr. Maxwell served as the CFO of Nurture, Inc., a manufacturer of nutritional supplements.  From February 1997 until June 2003, Mr. Maxwell served as CFO and Treasurer of the Company. Mr. Maxwell is a certified public accountant and a certified valuation analyst. He is also Board Chair and co-founder of the DMAX Foundation, a Pennsylvania nonprofit organization founded in 2013, which focuses on mental health issues faced by youth. Mr. Maxwell received a Master of Business Administration in finance and accounting from The Wharton School at The University of Pennsylvania and a Bachelors of Art degree from Williams College.

Michael K. Lawlor has been our Chief Services Officer since March 8, 2016, in which role he oversees the Company’s ePort Connect Service, including delivery to customers of the ePort Connect suite of cashless payment, consumer engagement, loyalty and telemetry services, customer service and support, premium support services, Knowledge Base, and strategic partner development. Prior to his role as CSO, Mr. Lawlor was senior vice president of sales and business development at the Company. Since joining the Company in 1996, Mr. Lawlor has provided senior leadership driving innovative sales programs, national strategic partnerships and the development of an expanded suite of electronic payment services. Prior to joining the Company, he worked for Pepsi Cola Co., a division of PepsiCo, managing the retail, restaurant and vending business sectors with regional and national positions that spanned several functions including sales, operations, and sales management in the Dallas and Houston, Texas, markets. He was also a national accounts sales manager on the Pepsi Cola national food service team, responsible for corporate and franchise relationships, with multiple national restaurant chains. Mr. Lawlor graduated with a Bachelor of Business Administration degree from the University of Texas, Arlington, in 1986.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about our compensation program for our named executive officers as of June 30, 2015 (collectively, the “named executive officers”): Stephen P. Herbert- Chairman and Chief Executive Officer; David M. DeMedio- Chief Financial Officer; Michael Lawlor-Senior Vice President of Sales and Business Development; and Maeve Duska- Senior Vice President of Marketing. Effective August 31, 2015, Mr. DeMedio became our Chief Services Officer and on October 14, 2015 he resigned his employment with us pursuant to a Separation Agreement and Release entered into between Mr. DeMedio and the Company (the “Separation Agreement”). Effective March 8, 2016, Mr. Lawlor was promoted to Chief Services Officer.

Fiscal Year 2015 Business Highlights

The Compensation Committee has developed a compensation policy that is designed to attract and retain key executives responsible for the Company’s success and motivate management to enhance long-term shareholder value.

Fiscal year 2015 financial highlights, compared to the prior year, included:

•	37% increase in total revenues to $58.1 million;

•	22% increase in license and transaction fee revenues to $43.6 million;

•	115% increase in equipment sale revenues to $14.4 million primarily attributable to the QuickStart program which was reintroduced in September 2014;

•	Total connections to the Company’s cashless payment and telemetry service, ePort Connect®, grew by 57% to 333,000; and

•	Year-end cash position of $11.4 million as compared to $9.1 million as of the end of the prior fiscal year.

Notwithstanding the substantial progress made by the Company during the 2015 fiscal year, the Company did not achieve all of the target goals established by the Compensation Committee for compensation of our executive officers under the Fiscal Year 2015 Short-Term Incentive Plan (“2015 STI Plan”) and Fiscal Year 2015 Long-Term Incentive Performance Share Plan (“2015 LTI Stock Plan”). When the target goals were established, the Committee believed that the attainment of the target goals would represent a significant achievement for management and were designed to stretch individual and corporate performance.

Our Fiscal Year 2015 Compensation Goals and Objectives

The Compensation Committee is responsible for annually reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of the executive officers of the Company, evaluating the executive officers’ performance in light of those goals and objectives, and recommending for approval to the Board the executive officers’ compensation levels based on this evaluation. The compensation of Mr. Lawlor and Ms. Duska during the 2015 fiscal year was determined by our Chief Executive Officer in consultation with the Compensation Committee. The Chief Executive Officer assisted the Committee in establishing the compensation of our other executive officer, David DeMedio. Our Chief Executive Officer regularly provides information to the Compensation Committee. The Chief Executive Officer is not present during voting or deliberations on his compensation. The Compensation Committee has, from time to time, retained an independent compensation consultant, Buck Consultants, LLC, as deemed necessary to assist the Committee in making appropriate recommendations regarding our executive officers’ compensation.

We have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term shareholder value. The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives, and the Committee seeks to align the interests of the Company’s shareholders and management by integrating compensation with the Company’s annual and long-term corporate and financial objectives. The Compensation Committee also ties a significant portion of each executive officer’s compensation to key operational and financial goals and performance.

We have also designed and implemented our compensation package in order to be competitive with other companies in our peer group, as compiled by our compensation consultant, and to motivate and retain our executive officers. Our compensation package also takes into account individual responsibilities and performance.

Certain elements of our compensation reflect different compensation objectives. For example, as base salaries are generally fixed in advance of the year in which the compensation will be earned, the Committee believes that it is appropriate to determine base salaries with a focus on similarly situated officers at comparable peer group companies while also having them reflect the officer’s performance. On the other hand, annual bonuses and long-term incentives are better able to reflect the Company’s performance as measured by total number of connections, total revenues, non-GAAP net income, adjusted EBIDTA, and cash generated from operations. In addition, annual bonuses and long-term incentive awards, including the performance goals they are based on, help us achieve our goal of retaining executives, and motivating executive officers to increase shareholder value. The other elements of compensation reflect the Committee’s and Board’s philosophy that personal benefits, including retirement and health benefits, should be available to all employees on a non-discriminatory basis.

Our Executive Compensation Practices

Our compensation program for our executive officers features many commonly used “best practices” including:

•	Pay-for-performance. A substantial part of our executive officers’ pay is, in our view, performance based. For the 2015 fiscal year, our Chief Executive Officer had approximately 62% of his total target compensation tied to performance while our Chief Financial Officer had approximately 55% of his total target compensation tied to performance.

•	Stretch performance goals. Our performance target goals under our 2015 STI Plan and 2015 LTI Stock Plan are designed to stretch individual and organizational performance in order to receive target payouts.

•	Capped payouts under incentive plans. Both our long-term and short-term bonus programs have maximum payout amounts in order to discourage excessive risk taking.

•	Stock ownership guidelines. We have significant ownership guidelines. Our Chief Executive Officer is required to hold common stock with a value equal to a multiple of three times his base salary and our Chief Financial Officer is required to hold common stock with a value equal to one time his base salary.

•	No Tax Gross-Up Provisions. Our compensation program does not include any excise tax gross-up provisions with respect to payments contingent upon a change of control.

•	Limited perquisites for our executives. Perquisites are not a significant portion of our executive officers’ compensation, representing 1% of Mr. Herbert’s and 1% of Mr. DeMedio’s total target compensation during the 2015 fiscal year.

•	Independent compensation consultant. The Committee has from time to time retained an independent compensation consultant, Buck Consultants, LLC, to review the executive compensation programs and practices.

•	No payment on change of control without a “double trigger”. Payments under our employment agreements require two events for vesting – both the change of control and a “good reason” for termination of employment.

•	No repricing of underwater options. Our stock option incentive plan does not permit repricing or the exchange of underwater stock options without shareholder approval.

Pay-for-Performance Review

Pay-for-performance is an important component of our compensation philosophy and is evident in the structure of our compensation program. Our compensation approach is designed to motivate our executive officers to substantially contribute to the Company’s long-term sustainable growth. Our pay-for-performance approach provides that a large portion of our executive officers’ total compensation should be in the form of short-term and long-term incentive awards with performance hurdles designed to stretch individual and organizational performance.

Reinforcing pay-for-performance is a significant underpinning of our compensation program. During the 2015 fiscal year, a total of 62% of Mr. Herbert’s and 55% of Mr. DeMedio’s total target compensation was in the form of performance-based variable compensation designed to motivate them to deliver strong business performance and create shareholder value. These compensation elements were dependent upon the Company’s achievement of pre-established financial and other business goals recommended by the Committee as well as individual goals established by the Committee or consisted of stock option awards which are inherently performance based as they only deliver value if the stock price increases. All stock options awarded by the Committee are exercisable at the closing share price on the date of the grant. Based on actual results, the annual variable compensation amount and the ultimate value of the equity compensation awards could have been significantly reduced if the Company or management did not perform.

For fiscal year 2015, the targeted aggregate compensation of our named executive officers consisted of the following components expressed as a percentage of total compensation:

Named Executive Officer	Base Salary	Annual Bonus	Long-Term Incentive Compensation	Perquisites & Other Benefits	Total Compensation

Stephen P. Herbert	37%	15%	47%	1%	100%

David M. DeMedio	44%	11%	44%	1%	100%

Michael K. Lawlor	49%	49%	0%	2%	100%

Maeve Duska	63%	37%	0%	0%	100%

The long-term incentive compensation in the above table does not reflect the one-time awards made during the fiscal year to Mr. Herbert of non-qualified stock options to purchase up to 150,000 shares, to Mr. DeMedio of non-qualified stock options to purchase up to 90,000 shares, to Mr. Lawlor of incentive stock options to purchase up to 25,000 shares, or to Ms. Duska of incentive stock options to purchase up to 25,000 shares. The foregoing awards are, however, reflected in the table set forth below as long-term incentive compensation. The long-term incentive compensation in the above table and in the table set forth below each reflect the awards made during the fiscal year to Mr. Herbert of incentive stock options to purchase up to 55,555 shares and to Mr. DeMedio of incentive stock options to purchase up to 33,333 shares.

For fiscal year 2015, the aggregate compensation actually paid or awarded to our named executive officers consisted of the following components expressed as a percentage of total compensation:

Named Executive Officer	Base Salary	Annual Bonus	Long-Term Incentive Compensation	Perquisites & Other Benefits	Total Compensation

Stephen P. Herbert	40%	12%	47%	1%	100%

David M. DeMedio	47%	6%	46%	1%	100%

Michael K. Lawlor	64%	15%	18%	3%	100%

Maeve Duska	73%	15%	12%	0%	100%

Peer Group Analysis

In July 2014, the Company obtained an updated analysis from Buck Consultants, LLC which contained a new peer group and updated the compensation analysis that had been previously performed. Buck Consultants, LLC assembled a peer group of 15 companies that it deemed comparable to the Company on the basis of size, market capitalization, industry, or financial performance. The peer group consisted of:

☐	Clearfield, Inc.	☐	Netsol Technologies, Inc.	☐	Procera Networks, Inc.
☐	Immersion Corp.	☐	Local Corp.	☐	Tangoe, Inc.
☐	Digimarc Corp.	☐	Numerex Corp.	☐	Transact Technologies, Inc.
☐	Jive Software, Inc.	☐	Onvia, Inc.	☐	Westell Technologies, Inc.
☐	LGL Group, Inc.	☐	Planar Systems, Inc.	☐	Planet Payment, Inc.

When making compensation decisions, the Committee reviews the aggregate target compensation paid to an executive officer relative to the compensation paid to similarly situated executives, to the extent available, at our peer companies. For fiscal year 2015, the Committee recommended a compensation program for our executive officers consisting of target level compensation approximately equal to the 50th percentile for similarly situated officers at the peer group companies compiled by Buck Consultants.

Elements of Compensation

This section describes the various elements of our compensation program for our named executive officers during the 2015 fiscal year. The components of compensation reflected in our named executive officers’ compensation program are set forth in the following table:

Element	Key Characteristics	Why We Pay this Element	How We Determine the Amount

Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for executive talent.	Experience, job scope, peer group, and individual performance.

Annual Bonus	Variable compensation component payable in cash or stock based on performance as compared to annually established company and/or individual performance goals.	Motivate and reward executives for performance on key operational, financial and personal measures during the year.	Organizational and individual performance, with actual payouts based on the extent to which performance goals are satisfied.

Long Term Incentives	Variable compensation component payable in restricted stock or stock options.	Alignment of long term interests of management and shareholders. Retention of executive talent.	Organizational and individual performance, with actual awards based on the extent to which goals are satisfied.

Perquisites and Other Personal Benefits	Fixed compensation component to provide basic competitive benefits.	Provide a base level of competitive compensation for executive talent.	Periodic review of benefits provided generally to all employees.

Base Salary

Base salary is the fixed component of our named executive officers’ annual cash compensation and is set with the goal of attracting talented executives and adequately compensating and rewarding them for services rendered during the fiscal year. The Compensation Committee reviews our executive officers’ base salaries on an annual basis.

The base salaries of each of our executive officers reflect the individual’s level of responsibility and performance. In recommending base salaries of our executive officers to the Board of Directors, the Compensation Committee also considers changes in duties and responsibilities, our business and financial results, and its knowledge of base salaries paid to executive officers of our peer group. The base salaries of each of Ms. Duska and Mr. Lawlor during the fiscal year were established by our Chief Executive Officer after discussions with each employee.

None of our named executive officers’ base salaries were increased during the 2015 fiscal year.

Annual Bonus

Performance-based annual bonuses are based on each named executive officer’s achievement of performance goals. Annual bonuses are intended to provide officers with an opportunity to receive additional cash compensation based on their individual performance and Company results, including the achievement of pre-determined Company and/or individual performance goals. Performance-based bonuses are included in the compensation package because they incentivize our named executive officers, in any particular year, to pursue particular objectives that are consistent with the overall goals and strategic direction that the Board has set for the Company for that year.

The Committee believes that the annual performance-based bonus reinforces the pay-for-performance nature of our compensation program.

Fiscal Year 2015 Short-Term Incentive Plan

At the recommendation of the Compensation Committee, the Board of Directors adopted the 2015 STI Plan covering Messrs. Herbert and DeMedio. Pursuant to the 2015 STI Plan, each executive officer would earn a cash bonus in the event that the Company achieved during the 2015 fiscal year certain annual financial goals (80% weighting) and certain annual specific performance goals relating to the executive officer which were established by the Compensation Committee (20% weighting). The annual financial goals are total revenues (30% weighting), cash generated from operations (30% weighting), and non-GAAP net income (40% weighting). Assuming the minimum threshold target goal would be achieved for a particular metric, the amount of the cash bonus to be earned would be determined on a pro rata basis, provided that the bonus would not exceed the maximum distinguished award for that metric.

The individual performance goals established by the Committee for Mr. Herbert included developing a long-term financial model, implementing a management reorganization plan to support growth of the Company, and continuing to evolve enterprise risk management. The individual performance goals established by the Committee for Mr. DeMedio included developing a long-term financial model, securing QuickStart funding sources to support the growth of the Company, and continuing to evolve enterprise risk management.

The Committee set the cash bonus opportunity for each executive officer under the 2015 STI Plan as a percentage of his respective annual base salary as set forth in the following table:

Named Executive Officer	Threshold Performance	Target Performance	Distinguished Performance

Stephen P. Herbert	-	40%	80%

David M. DeMedio	-	25%	50%

Below were the threshold, target and distinguished cash bonus award target opportunities for our executive officers under the 2015 STI Plan:

Named Executive Officer	Threshold Performance	Target Performance	Distinguished Performance

Stephen P. Herbert	$-	$136,491	$272,982

David M. DeMedio	$-	$59,469	$118,938

Based upon actual performance, Mr. Herbert earned a cash bonus of $101,732, representing 29.8% of his base salary, and Mr. DeMedio earned a cash bonus of $31,242 representing 13.1% of his base salary, under the 2015 STI Plan. The Committee determined that Mr. Herbert had achieved the individual maximum distinguished performance goals established by the Committee (200%) and Mr. DeMedio had achieved 90% of the individual target performance goals established by the Committee. Based on the actual performance of the Company during the 2015 fiscal year, the minimum threshold performance targets established under the 2015 STI Plan were not met for operating cash and non-GAAP net income. Revenues for the fiscal year were in excess of the target goal but less than the maximum distinguished target goal.

The cash bonuses under the 2015 STI Plan were paid to the executive officers in September 2015.

Other Named Executive Officers’ Cash Bonus

For the fiscal year ended June 30, 2015, the cash bonuses earned by Mr. Lawlor and Ms. Duska were based upon the attainment of financial target goals by the Company relating to connections (35% weighting), revenues (15% weighting), non-GAAP net income (25% weighting), and adjusted EBITDA (25% weighting). Based on the actual performance of the Company during the 2015 fiscal year, the minimum threshold performance targets were not met for non-GAAP net income and adjusted EBITDA. Connections for the fiscal year were in excess of the minimum threshold target goal but less than the target goal and revenues were in excess of the target goal but less than the maximum distinguished target goal. The cash bonuses were paid to the officers in September 2015.

Duska Stock Bonus

During July 2014, and subsequent to the end of the 2014 fiscal year, Ms. Duska was awarded 24,155 vested shares of common stock as a one-time bonus in recognition of her performance during the 2014 fiscal year. Although the Compensation Committee considered this bonus to be part of Ms. Duska's fiscal year 2014 compensation and is not considered to be part of her compensation for the 2015 fiscal year under this Compensation Discussion and Analysis, this stock award is reflected as required by applicable disclosure regulations in the fiscal year 2015 compensation tables set forth below.

Long-Term Incentive Compensation

As described above, the Committee believes that a substantial portion of each executive officer’s compensation should be in the form of long-term incentive compensation in order to further align the interests of our executive officers and shareholders.

Fiscal Year 2015 Long-Term Incentive Performance Share Plan

At the recommendation of the Compensation Committee, the Board of Directors adopted the 2015 LTI Stock Plan covering Messrs. Herbert and DeMedio. Under the 2015 LTI Stock Plan, each executive officer would be awarded shares of common stock in the event that certain metrics relating to the Company’s 2015 fiscal year would result in specified ranges of year-over-year percentage growth. The metrics are total number of connections as of June 30, 2015 as compared to total number of connections as of June 30, 2014 (50% weighting), and adjusted EBITDA earned during the 2015 fiscal year as compared to adjusted EBITDA earned during the 2014 fiscal year (50% weighting). The shares awarded under the 2015 LTI Stock Plan would vest as follows: one-third on the date of issuance; one-third on the first anniversary of the date of issuance; and one-third on the second anniversary of the date of issuance.

At the time of the establishment of the 2015 LTI Stock Plan, the Compensation Committee believed that the attainment of the target goals under the 2015 LTI Stock Plan would represent a significant achievement for management, and were designed to stretch the Company’s and management’s performance during the fiscal year.

The Committee established target long-term award levels for each executive officer under the 2015 LTI Stock Plan as a percentage of his respective annual base salary as indicated in the table set forth below.

Named Executive Officer	Threshold Performance	Target Performance	Distinguished Performance

Stephen P. Herbert	-	100%	200%

David M. DeMedio	-	75%	150%

The table set forth below lists the value of the shares that would have been awarded to the executive officers under the 2015 LTI Stock Plan if all of the minimum threshold performance goals had been achieved, if all of the target performance goals had been achieved, and if all of the distinguished performance goals had been achieved. Assuming the minimum threshold target goal was achieved for a particular metric, the number of shares to be awarded for that metric was required to be determined on a pro-rata basis, provided that the award could not exceed the maximum distinguished award for that metric.

Named Executive Officer	Threshold Performance	Target Performance	Distinguished Performance

Stephen P. Herbert	$-	$341,227	$682,454

David M. DeMedio	$-	$179,653	$359,306

Based on the actual performance of the Company during the 2015 fiscal year, the minimum threshold performance target established under the 2015 LTI Stock Plan was not met for adjusted EBITDA. Connections for the fiscal year were in excess of the minimum threshold but less than the target goal. Consequently, the stock award to each executive officer under the 2015 LTI Stock Plan was as follows:

	Number of Shares	Value of Shares as of June 30, 2015

Stephen P. Herbert	42,678	$115,230

David M. DeMedio	22,314	$60,247

The shares awarded to Mr. Herbert had a value equal to 33.8% of his annual base salary, and the shares awarded to Mr. DeMedio had a value equal to 25.3% of his annual base salary. The shares were issued (subject to the vesting requirements) to the executive officers in September 2015. Pursuant to the Separation Agreement, all of the shares awarded to Mr. DeMedio under the 2015 LTI Stock Plan became vested as of October 14, 2015.

Stock Option Awards

During August 2014, Mr. Herbert was awarded incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to purchase up to 55,555 shares at an exercise price of $1.80 per share. The options vested on September 1, 2015, and expire if not exercised prior to September 1, 2021. Mr. Herbert was also awarded non-qualified stock options to purchase up to 150,000 shares at an exercise price of $1.80 per share. The options vest as follows: one-third on September 1, 2015; one-third on September 1, 2016; and one-third on September 1, 2017. The options expire if not exercised prior to September 1, 2021.

During August 2014, Mr. DeMedio was awarded incentive stock options intended to qualify under Section 422 of the Code to purchase up to 33,333 shares at an exercise price of $1.80 per share. The options vested on September 1, 2015, and expire if not exercised prior to September 1, 2021. Mr. DeMedio was also awarded non-qualified stock options to purchase up to 90,000 shares at an exercise price of $1.80 per share. The options vest as follows: one-third on September 1, 2015; one-third on September 1, 2016; and one-third on September 1, 2017. The options expire if not exercised prior to September 1, 2021. Pursuant to the Separation Agreement, all of the options awarded to Mr. DeMedio became vested as of October 14, 2015.

During April 2015, Mr. Lawlor was awarded incentive stock options intended to qualify under Section 422 of the Code to purchase up to 25,000 shares at an exercise price of $2.75 per share. The options vest as follows: one-third on April 8, 2016; one-third on April 8, 2017; and one-third on April 8, 2018. The options expire if not exercised prior to April 8, 2022.

During January 2015, Ms. Duska was awarded incentive stock options intended to qualify under Section 422 of the Code to purchase up to 25,000 shares at an exercise price of $1.62 per share. The options vest as follows: one-third on January 2, 2016; one-third on January 2, 2017; and one-third on January 2, 2018. The options expire if not exercised prior to January 2, 2022.

Perquisites and Other Benefits

Our named executive officers were entitled to the health care coverage, group insurance and other employee benefits provided to all of our other employees.

Post-Termination Compensation

As set forth in his employment agreement, upon the termination of Mr. Herbert’s employment under certain circumstances, including termination by the Company without cause or by a notice of non-renewal of the employment agreement, or under certain circumstances following a change of control of the Company, the Company has agreed to pay Mr. Herbert a lump sum amount equal to two times his annual base salary and all restricted stock awards or stock options would become vested as of the date of termination.

 Prior to his resignation of employment with the Company on October 14, 2015, Mr. DeMedio’s employment agreement provided that  upon the termination of Mr. DeMedio’s employment under certain circumstances, including termination by the Company without cause or by a notice of non-renewal of the employment agreement, or under certain circumstances following a change of control of the Company, the Company would  pay to Mr. DeMedio a lump sum amount equal to one times his annual base salary and all restricted stock awards or stock options would become vested as of the date of termination. Pursuant to the Separation Agreement, except for certain provisions relating to confidentiality and non-competition, Mr. DeMedio’s employment agreement with the Company was terminated.

We believe that these provisions are an important component of each executive’s employment arrangement and will help to secure the continued employment and dedication of our executive officers, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change of control.

The Committee notes that there would be no payments to our executive officers upon a change of control without a “double trigger”. Payments under our employment agreements require two events for vesting – both the change of control and a “good reason” for termination of employment.

Additional information regarding what would have been received by our executive officers had termination occurred on June 30, 2015 is found under the heading “Potential Payments upon Termination or Change of Control” on page 34 of this proxy statement.

Stock Ownership Policy

We believe that providing our executive officers who have responsibility for the Company’s management and growth with an opportunity to increase their ownership of Company shares aligns the interests of the executive officers with those of the shareholders. Our Stock Ownership Guidelines provide that the Chief Executive Officer should own shares with a value of at least three times his annual base salary, and the Chief Financial Officer and other executive officers should own shares with a value of at least one times his or her annual base salary. Each executive officer has five years following such individual’s appointment as an executive officer in order to comply with the policy.

Our Stock Ownership Guidelines provide that each non-employee director should own shares of common stock with a value of at least five times his or her annual cash retainer. For this purpose, the annual retainer shall include the annual retainer for service on the Board as well as the annual retainer for serving on one (but not more than one) Committee of the Board for a total share value of at least $150,000. Each director serving on the Board on November 19, 2013 has until June 30, 2016 to comply with the revised stock ownership requirements, and directors appointed or elected thereafter would have five years to comply.

For purposes of these guidelines, “shares” include shares owned by the executive officer or director or by such person’s immediate family members residing in the same household and include non-vested restricted stock awards held by the executive officer or non-employee director.

Effect Of 2015 Say-On-Pay Vote

At the 2015 annual meeting of shareholders, over 88% of the votes cast on the advisory vote on the compensation of our named executive officers were in favor of the Company’s executive compensation disclosed in the proxy statement. The Compensation Committee considered the vote, and even though the results convey strong shareholder support for the Company’s executive compensation programs and the Compensation Committee’s decisions, the Committee determined that it was in the best interest of the Company and its shareholders to continue to evaluate our executive compensation programs and, if appropriate, to strengthen certain aspects of these programs.

Impact of Taxation and Accounting Considerations on Executive Compensation

The Compensation Committee and the Board of Directors take into account tax and accounting consequences of the compensation program and weigh these factors when setting total compensation and determining the individual elements of any named executive officer’s compensation package.

The stock and option awards to our named executive officers under our equity incentive plans provide that the officers are responsible for any withholding or payroll tax obligations incurred by the Company in connection with the awards, and that the officers may satisfy any such obligations by, among other things, either the delivery to the Company of a cash payment equal to the obligations, or the assignment or transfer to the Company of shares having a value equal to the obligations, or such other method that shall be satisfactory to the Company.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended June 30, 2015, 2014, and 2013 to each of our named executive officers:

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total

Stephen P. Herbert	2015	$341,227	$101,732	$341,227	$261,055	$10,400	$1,055,641
Chief Executive Officer, President & Chairman of the Board	2014	$341,227	$29,673	$341,227	$-	$10,000	$722,127
	2013	$341,227	$51,250	$111,399	$-	$10,000	$513,876

David M. DeMedio	2015	$239,537	$31,242	$178,406	$156,633	$2,562	$608,380
Former Chief Financial Officer (5)	2014	$237,875	$17,238	$213,709	$-	$-	$468,822
	2013	$234,265	$-	$4,024	$-	$4,813	$243,102

Maeve Duska	2015	$179,800	$36,512	$50,000	$28,773	$-	$295,085
Sr. VP of Marketing	2014	$155,708	$9,572	$-	$-	$-	$165,280
	2013	$133,000	$40,450	$-	$-	$6,750	$180,200

Michael K. Lawlor	2015	$179,800	$44,186	$-	$50,283	$7,830	$282,099
Former Sr. VP of Sales & Business Development (6)	2014	$179,800	$15,953	$-	$-	$8,670	$204,423
	2013	$179,800	$62,930	$-	$-	$10,000	$252,730

(1)          Represents cash bonuses earned upon such person’s performance during the fiscal year or upon the attainment by the Company of certain target goals.

(2)          In accordance with FASB ASC Topic 718, the price of our common stock on the grant date equals the grant date fair value of these stock awards. For fiscal year 2015, represents (i) 191,701 shares with a value of $341,227 that would have been earned by Mr. Herbert under the 2015 LTI Stock Plan if all of the target goals had been achieved, (ii) 100,228 shares with a value of $178,406 that would have been earned by Mr. DeMedio under the 2015 LTI Stock Plan if all of the target goals had been achieved, and (iii) 24,155 shares with a value of $50,000 granted to Ms. Duska as a bonus on July 28, 2014. Based on the actual financial results, Mr. Herbert was awarded 42,678 shares with a grant date value of $75,967 and Mr. DeMedio was awarded 22,314 shares with a grant date value of $39,719 under the 2015 LTI Stock Plan. If all of the maximum target levels had been achieved under the 2015 LTI Stock Plan, Mr. Herbert would have earned 383,457 shares with a grant date value of $682,554, and Mr. DeMedio would have earned 200,456 shares with a grant date value of $356,812. The shares earned under the 2015 LTI Stock Plan vest as follows: one-third on June 30, 2015; one-third on June 30, 2016; and one-third on June 30, 2017. Pursuant to the Separation Agreement, all of the shares awarded to Mr. DeMedio under the 2015 LTI Stock Plan became vested on October 14, 2015, the date of Mr. DeMedio’s resignation of employment.

(3)          In accordance with FASB ASC Topic 718, the Black-Scholes value on the grant date equals the grant date fair value of these option awards. For fiscal year 2015, represents (i) 55,555 incentive stock options valued at $70,555 and 150,000 non-qualified stock options valued at $190,500 awarded to Mr. Herbert on August 28, 2015, (ii) 33,333 incentive stock options valued at $42,333 and 90,000 non-qualified stock options valued at $114,300 awarded to Mr. DeMedio on August 28, 2015, (iii) 25,000 incentive stock options valued at $28,773 awarded to Ms. Duska on January 2, 2015 and vesting one-third on January 2, 2016; one-third on January 2, 2017; and one-third on January 2, 2018, and (iv) 25,000 incentive stock options valued at $50,283 awarded to Mr. Lawlor on April 8, 2015 and vesting one-third on April 8, 2016; one-third on April 8, 2017; and one-third on April 8, 2018. The incentive stock options awarded to Messrs. Herbert and DeMedio vested on September 1, 2015. The non-qualified stock options awarded to Messrs. Herbert and DeMedio vest as follows: one-third on September 1, 2015; one-third on September 1, 2016; and one-third on September 1, 2017. Pursuant to the Separation Agreement, all of the non-qualified stock options awarded to Mr. DeMedio became vested on October 14, 2015, the date of Mr. DeMedio’s resignation of employment.

(4)          During the 2015 fiscal year, represents matching 401(k) contributions for Messrs. Herbert, DeMedio and Lawlor.

(5)          On August 31, 2015, Mr. DeMedio was appointed Chief Services Officer of the Company, and on October 14, 2015, he entered into the Separation Agreement with the Company pursuant to which, among other things, he resigned his employment with the Company.

(6)          On March 8, 2016, Mr. Lawlor was promoted to Chief Services Officer of the Company.

GRANTS OF PLAN-BASED AWARDS TABLE

The table below summarizes the amounts of awards granted to our named executive officers during the fiscal year ended June 30, 2015:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (5)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Units (#)	$/Sh	Awards ($)

Stephen P. Herbert		-	136,491	272,982	-	-	-	-	-	-	$-
	8/28/2014	-	-	-	-	191,701	383,402	-	-	-	$341,227
	8/28/2014	-	-	-	-	-	-	-	205,555	1.80	$261,055
David M. DeMedio		-	59,469	118,938	-	-	-	-	-	-	$-
	8/28/2014	-	-	-	-	100,228	200,456	-	-	-	$178,406
	8/28/2014	-	-	-	-	-	-	-	123,333	1.80	$156,633
Maeve Duska		-	107,880	134,850	-	-	-	-	-	-	$-
	7/28/2014	-	-	-	-	-	-	24,155	-	-	$50,000
	1/2/2015	-	-	-	-	-	-	-	25,000	1.62	$28,773
Michael K. Lawlor		-	179,800	224,750	-	-	-	-	-	-	$-
	4/8/2015	-	-	-	-	-	-	-	25,000	2.75	$50,283

(1)          Represents awards granted to Messrs. Herbert and DeMedio under the 2015 STI Plan. The plan provides for the award of a cash bonus if all targets are achieved as follows: Mr. Herbert - $136,491 and Mr. DeMedio - $59,469. If none of the minimum, threshold targets are achieved, the executive officers would not earn a cash bonus. If all of the maximum distinguished target goals are achieved, the executive officers would earn a cash bonus as follows: Mr. Herbert – $272,982 and Mr. DeMedio – $118,938. Mr. Herbert was awarded $101,732 and Mr. DeMedio was awarded $31,242 under the plan.

Represents cash bonus opportunity for Ms. Duska and Mr. Lawlor if all of the target goals were achieved and if all maximum target goals are achieved. Ms. Duska was awarded $26,512 and Mr. Lawlor was awarded $44,186.

(2)          Represents awards granted under the 2015 LTI Stock Plan. The plan provides for the award of shares having the following value if all targets are achieved: Mr. Herbert - $341,227 and Mr. DeMedio - $178,406. If none of the minimum threshold year-over-year percentage target goals are achieved, the executive officers would not be awarded any shares; and if all maximum distinguished targets are achieved the executive officers would be awarded shares having the following value; Mr. Herbert - $682,454 and Mr. DeMedio - $356,812. The number of shares in the table above represents the total dollar value of the award divided by the grant date value of the share. Mr. Herbert was awarded 42,678 shares and Mr. DeMedio was awarded 22,314 shares under the plan of which one-third vested on June 30, 2015, one-third vests on June 30, 2016 and one-third vests on June 30, 2017.  Pursuant to the Separation Agreement, all of the shares awarded to Mr. DeMedio became vested on October 14, 2015, the date of Mr. DeMedio’s resignation of employment.

(3)          Represents a stock award of 24,155 shares granted to Ms. Duska and which vested immediately.

(4)          Represents awards granted to Messrs. Herbert and DeMedio as follows: Mr. Herbert - 55,555 incentive stock options and 150,000 non-qualified stock options; and Mr. DeMedio - 33,333 incentive stock options and 90,000 non-qualified stock options. The incentive stock options awarded to Messrs. Herbert and DeMedio vested on September 1, 2015. The non-qualified stock options awarded to Messrs. Herbert and DeMedio vest as follows: one-third on September 1, 2015; one-third on September 1, 2016; and one-third on September 1, 2017. Pursuant to the Separation Agreement, all of the non-qualified stock options awarded to Mr. DeMedio became vested on October 14, 2015, the date of Mr. DeMedio’s resignation of employment.

Represents 25,000 incentive stock options granted to Ms. Duska which vest one-third on January 2, 2016; one-third on January 2, 2017; and one-third on January 2, 2018. Represents 25,000 incentive stock options granted to Mr. Lawlor which vest one-third on January 2, 2016; one-third on January 2, 2017; and one-third on January 2, 2018.

(5)          Amount represents the grant date fair value determined in accordance with ASC 718. For Messrs. Herbert and DeMedio, represents the grant date value of 191,701 shares and 100,228 shares, respectively, which would have been awarded if the target goals had been achieved under the 2015 LTI Stock Plan. Based on the actual financial results, Mr. Herbert was awarded 42,678 shares with a grant date value of $75,967 and Mr. DeMedio was awarded 22,314 shares with a grant date value of $39,719 under the 2015 LTI Stock Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows information regarding unexercised stock options and unvested equity awards granted to the named executive officers as of the fiscal year ended June 30, 2015:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)
Stephen P. Herbert	-	205,555	(1)	$1.80	9/1/2021
	-	-		$-		12,216	(2)	$32,983
	-	-		$-		28,452	(3)	$76,820

David M. DeMedio	-	123,333	(1)	$1.80	9/1/2021
	-	-		$-		6,387	(2)	$17,245
	-	-		$-		14,876	(3)	$40,165

Maeve Duska	-	25,000	(1)	$1.62	1/2/2022	-		$-

Michael K. Lawlor	-	25,000	(1)	$2.75	4/8/2022	-		$-

(1)          Reflects options awarded during the fiscal year ended June 30, 2015. Options vest as follows: Mr. Herbert – 105,555 options on September 1, 2015, 50,000 on September 1, 2016 and 50,000 on September 1, 2017; Mr. DeMedio – 63,333 options on September 1, 2015, 30,000 on September 1, 2016 and 30,000 on September 1, 2017; Ms. Duska - 8,334 options on January 2, 2016, 8,333 on January 2, 2017 and 8,333 on January 2, 2018; and Mr. Lawlor – 8,334 options on April 8, 2016, 8,333 on April 8, 2017 and 8,333 on April 8, 2018. Pursuant to the Separation Agreement, all stock options awarded to Mr. DeMedio became vested on October 14, 2015, the date of Mr. DeMedio’s resignation of employment.

(2)          Reflects shares awarded under the  Fiscal Year 2014 Long-Term Incentive Performance Plan (“2014 LTI Stock Plan”). Shares vest on June 30, 2016. The closing market price on June 30, 2015, or $2.70 per share, was used in the calculation of market value. Pursuant to the Separation Agreement, all of the shares awarded to Mr. DeMedio became vested on October 14, 2015, the date of Mr. DeMedio’s resignation of employment.

(3)          Reflects shares awarded under the 2015 LTI Stock Plan. Shares vest one-half on June 30, 2016 and one-half on June 30, 2017. The closing market price on June 30, 2015, or $2.70 per share, was used in the calculation of market value. Pursuant to the Separation Agreement, all of the shares awarded to Mr. DeMedio became vested on October 14, 2015, the date of Mr. DeMedio’s resignation of employment.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our named executive officers during the fiscal year ended June 30, 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Stephen P. Herbert (1)	-	$-	50,251	$140,201
David M. DeMedio (2)	-	$-	13,825	$37,328
Maeve Duska (3)	-	$-	24,155	$50,000
Michael K. Lawlor	-	$-	-	$-

(1)	Represents (i) 12,216 shares valued at $2.70 per share that were awarded under the 2014 LTI Stock Plan and vested on June 30, 2015, (ii) 14,226 shares valued at $2.70 per share that were awarded under the 2015 LTI Stock Plan and vested on June 30, 2015, and (iii) 23,809 shares valued at $2.89 that were awarded on September 5, 2012 and vested on May 4, 2015 after the Company's common stock closed above $2.50 per share for thirty consecutive trading days.
(2)	Represents (i) 6,387 shares valued at $2.70 per share that were awarded under the 2014 LTI Stock Plan and vested on June 30, 2015, and (ii) 7,438 shares valued at $2.70 per share that were awarded under the 2015 LTI Stock Plan and vested on June 30, 2015.
(3)	Represents shares valued at $2.07 per share that vested on July 28, 2014.

EQUITY COMPENSATION PLAN INFORMATION

As of June 30, 2015, equity securities authorized for issuance by the Company with respect to compensation plans were as follows:

Plan category	Number of Securities to be issued upon exercise of outstanding options and warrants (a)	Weighted average exercise price of outstanding options and warrants (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	533,888	$1.88	1,707,231	(1)
Equity compensation plans not approved by security holders	0	$0.00	0
Total	533,888	$1.88	1,707,231

(1) Represents 1,250,000 shares of common stock issuable under the 2015 Equity Incentive Plan as approved by shareholders on June 18, 2015, 216,112 shares of common stock issuable under the 2014 Incentive Stock Option Plan as approved by shareholders on June 18, 2014, and 241,119 shares of common stock issuable under the Company’s 2013 Stock Incentive Plan as approved by shareholders on June 21, 2013 for use in compensating employees, officers and directors.

EXECUTIVE EMPLOYMENT AGREEMENTS

Stephen P. Herbert

Mr. Herbert’s employment agreement provides that he has been appointed Chairman and is employed as the Chief Executive Officer. The agreement provided for an initial term continuing through January 1, 2013, which is automatically renewed for consecutive one year periods unless terminated by either Mr. Herbert or the Company upon at least 90 days’ notice prior to the end of the initial term or any one year extension thereof.

David M. DeMedio

The Company and Mr. DeMedio entered into a Separation Agreement pursuant to which, among other things, Mr. DeMedio resigned his employment with the Company effective October 14, 2015, and except for certain provisions relating to confidentiality and non-competition, his employment agreement with the Company was terminated. Prior thereto, Mr. DeMedio’s employment agreement provided that he was employed as the Chief Services Officer of the Company effective August 31, 2015, and as Chief Financial Officer prior thereto. The agreement provided for an initial term from June 30, 2011 until June 30, 2014, and automatically continued from year to year thereafter.

Maeve Duska

Ms. Duska is employed as Vice President of Marketing. Ms. Duska is covered by all standard fringe and employee benefits made available to other employees of the Company, including medical and dental insurance, paid vacation and holidays, a 401(k) plan and a long-term disability plan.

Michael K. Lawlor

Mr. Lawlor’s employment agreement provides that he is employed as Chief Services Officer effective March 8, 2016, and as Senior Vice President of Sales and Business Development prior thereto. Mr. Lawlor’s employment agreement with the Company provides for an initial term through June 30, 2017, and will automatically continue for consecutive one-year periods unless terminated by either party upon notice of at least 60 days prior to the end of the original term or any one year renewal period.

During the 2015 fiscal year of the Company, Mr. Lawlor was eligible to earn an annual discretionary bonus in the maximum amount of 100% of his annual base salary based upon the Company’s and/or his performance. Mr. Lawlor is also entitled to be covered by all standard fringe and employee benefits made available to other employees of the Company, including medical and dental insurance, paid vacation and holidays, a 401(k) plan and a long-term disability plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Mr. Herbert’s employment agreement provides that if Mr. Herbert would terminate his employment with the Company for good reason, or if the Company would terminate his employment without cause, or if the Company would provide Mr. Herbert with a notice of non-renewal of his employment agreement, then the Company would pay to him a lump sum equal to two times his base salary on or before the termination of his employment and all restricted stock awards and stock options would become vested as of the date of termination.

The term “good reason,” as defined in the agreement, includes: (A) a material breach of the terms of the agreement by the Company; (B) the assignment by the Company to Mr. Herbert of duties in any way materially inconsistent with his authorities, duties, or responsibilities, or a material reduction or alteration in the nature or status of his authority, duties, or responsibilities as the Chief Executive Officer of the Company; (C) the Company reduces Mr. Herbert’s annual base salary; or (D) a material reduction by the Company in the kind or level of employee benefits to which Mr. Herbert is entitled immediately prior to such reduction with the result that his overall benefit package is significantly reduced unless such failure to continue a plan, policy, practice or arrangement pertains to all plan participants generally. As a condition to Mr. Herbert receiving any payments or benefits upon the termination of his employment for good reason, Mr. Herbert shall have executed and delivered (and not revoked) a release of any and all claims, suits, or causes of action against the Company and its affiliates in form reasonably acceptable to the Company.

The agreement also provides that as a condition of the consummation of a USA Transaction, the successor to the Company’s business or assets would agree to assume and perform Mr. Herbert’s employment agreement. If any such successor would not do so, Mr. Herbert’s employment would terminate on the date of consummation of the USA Transaction, and the Company would pay to Mr. Herbert a lump sum equal to two times his base salary on or before the termination of his employment and all restricted stock awards and stock options would become vested as of the date of termination.

The term “USA Transaction” means: (i) the acquisition of fifty-one percent or more of the then outstanding voting securities entitled to vote generally in the election of directors of the Company by any person, entity or group, or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, or dissolution of the Company, or the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company, or (iii) a change in the composition of the Board of Directors of the Company over a period of twelve (12) months or less such that the continuing directors fail to constitute a majority of the Board.

If Mr. Herbert’s employment had been terminated as of June 30, 2015 (when the closing price per share was $2.70) (i) by him for good reason, or (ii) by the Company without cause, or (iii) if a successor to the Company’s business or assets had not agreed to assume and perform his employment agreement as a condition to the consummation of a USA Transaction, then Mr. Herbert would have been entitled to receive: (a) an aggregate cash payment of twice his annual base salary or $682,454; (b) an aggregate of 28,452 shares granted to him under the 2015 LTI Stock Plan, which would become automatically vested as of the date of termination, with a value of $76,820; (c) 12,216 shares previously granted to him under the 2014 LTI Stock Plan, which would automatically become vested as of the date of termination, with a value of $32,983; and (d) options exercisable for 205,555 shares at $1.80 per share, which would automatically become vested as of the date of termination with a value of $185,000.

Prior to his resignation of employment on October 14, 2015, Mr. DeMedio’s employment agreement provided that (i) if following a USA Transaction, Mr. DeMedio would terminate his employment with the Company for good reason, or (ii) if the Company would terminate his employment at any time without cause, or (iii) if the Company would provide Mr. DeMedio with a notice of non-renewal of his employment agreement, then the Company would pay to him a lump sum equal to one times his base salary on or before the termination of his employment and all restricted stock awards and stock options would become vested as of the date of termination.

The employment agreement also provided that as a condition of the consummation of a USA Transaction, the successor to the Company’s business or assets would agree to assume and perform Mr. DeMedio’s employment agreement. If any such successor would not do so, Mr. DeMedio’s employment would terminate on the date of consummation of the change in control, and the Company would pay to Mr. DeMedio a lump sum equal to one times his base salary and all restricted stock awards and stock options would become vested.

If Mr. DeMedio’s employment had been so terminated as of June 30, 2015 (when the closing price per share was $2.70), then Mr. DeMedio would have been entitled to receive: (a) an aggregate cash payment of one times his annual base salary or $239,537; and (b) 14,876 shares granted to him under the 2015 LTI Stock Plan, which would become automatically vested as of the date of termination, with a value of $40,165; (c) 6,387 shares previously granted to him under the 2014 LTI Stock Plan which would automatically become vested as of the date of termination, with a value of $17,245; and (d) options exercisable for 123,333 shares at $1.80 per share would automatically become vested as of the date of termination with a value of $111,000.

Pursuant to the Separation Agreement, Mr. DeMedio resigned his employment with the Company effective October 14, 2015, and agreed to perform certain consulting services for the Company following his resignation. Under the Separation Agreement, the Company agreed to provide Mr. DeMedio with (i) an amount of $270,000 (his then annual base salary), which is payable in twenty-six equal consecutive payments of $10,384.62 on a bi-weekly basis; (ii) an amount of $67,500, which is payable in four equal quarterly payments of $16,875; (iii) a lump sum payment of the amount attributable to Mr. DeMedio’s unused paid time off; (iv) group medical and dental insurance coverage for one year to Mr. DeMedio and his eligible dependents at no cost to Mr. DeMedio other than the employee contribution; (v) 28,659 shares of common stock which were previously awarded to Mr. DeMedio, and which had not vested as of the date of his resignation; and (vi) 60,000 non-qualified stock options, exercisable at $1.80 per share, which were previously awarded to Mr. DeMedio, and which had not vested as of the date of his resignation. The Separation Agreement provided that except for certain provisions relating to confidentiality and non-competition, Mr. DeMedio’s employment agreement with the Company was terminated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year 2015, Albin F. Moschner and Steven D. Barnhart served as members of the Compensation Committee of our Board of Directors. No member of the Compensation Committee was, during fiscal year 2015, an officer or employee of the Company or any of our subsidiaries, or was formerly an officer of the Company or any of our subsidiaries, or had any relationships requiring disclosure by us under Item 404 of Regulation S-K of the General Rules and Regulations of the Securities and Exchange Commission.

During the 2015 fiscal year, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our board of directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the Company's management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Albin F. Moschner (Chair)
Steven D. Barnhart

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each of our directors and executive officers, and each beneficial owner of more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission an initial report on Form 3 of the person's beneficial ownership of our equity securities and subsequent reports on Form 4 regarding changes in ownership. On the basis of reports of our directors and executive officers, we believe that each person subject to the filing requirements with respect to us satisfied all required filing requirements during the 2015 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our policy is that all related party transactions, which are required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, are to be reviewed and approved by the Audit Committee for any possible conflicts of interest. This policy is evidenced in the Charter of the Audit Committee.

COST OF SOLICITING PROXIES

We will bear the cost of the solicitation of proxies by the Company. In addition to mail and e-mail, proxies may be solicited personally, by advertisement, via the Internet or by telephone or facsimile, by our directors, officers and other employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company's proxy statement for its 2017 Annual Meeting of Shareholders must be received by the Secretary of the Company at the principal offices of the Company no later than January 5, 2017, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. However, if the date of the 2017 Annual Meeting shall be changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials.

In order to be properly brought before the 2017 Annual Meeting, our bylaws provide that a shareholder's notice of a matter that the shareholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), as well as any director nominations, must be received by the Secretary of the Company not less than 60 nor more than 90 days before the first anniversary of the date of the 2016 Annual Meeting. As a result, any notice given by a shareholder pursuant to these provisions of our Bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than March 11, 2017 and no later than the close of business on April 10, 2017, unless our annual meeting date occurs more than 30 days before or 60 days after June 9, 2017. In that case, we must receive proposals not earlier than the close of business on the 90th day prior to the date of the 2017 Annual Meeting and not later than the close of business on the later of: (i) the 60th day prior to the date of the 2017 Annual Meeting, or (ii) the 10th day following the day on which we first make a public announcement of the date of the 2017 Annual Meeting.

Notices of intention to present proposals at the 2017 Annual Meeting must be addressed to: Office of the Secretary, USA Technologies, Inc., 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania, 19355. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Company may satisfy the rules promulgated by the Securities and Exchange Commission regarding delivery of proxy statements and annual reports by delivering a single copy of these materials to an address shared by two or more Company shareholders. This delivery method is referred to as "householding" and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple shareholders who share an address, and who do not participate in electronic delivery of proxy materials, unless contrary instructions were received from impacted shareholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold shares as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact us at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355, or phone number, (610)989-0340. If your shares are held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank.

ANNUAL REPORT ON FORM 10-K

The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015 has been mailed with this proxy statement. In addition, we will provide without charge to any shareholder, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2015, as filed with the Securities and Exchange Commission, including the financial statements and exhibits to the Form 10-K. Requests for copies of the Form 10-K should be directed to Investor Relations Department, USA Technologies, Inc., Suite 140, 100 Deerfield Lane, Malvern, Pennsylvania 19355.

You may review our filings with the Securities and Exchange Commission by visiting our website at www.usatech.com.

By Order of the Board of Directors,

May 5, 2016	/s/ Stephen P. Herbert
STEPHEN P. HERBERT
Chairman and Chief Executive Officer

ANNUAL MEETING OF SHAREHOLDERS OF
USA TECHNOLOGIES, INC.
June 9, 2016
PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy statement, proxy card and annual report on Form 10-K are available at -http://www.astproxyportal.com/ast/14591
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, and FOR Proposals 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE
OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:				2.	Ratification of the appointment of RSM US LLP as the independent registered public accounting firm of the Company for
			NOMINEES:			fiscal year ending June 30, 2016.
	☐	FOR ALL NOMINEES	¡	Steven D. Barnhart
			¡	Joel Brooks		☐	FOR	☐	AGAINST	☐	ABSTAIN
	☐	WITHHOLD AUTHORITY	¡ ¡	Stephen P. Herbert Robert L. Metzger
			¡	Albin F. Moschner	3.	Advisory vote on named executive officer compensation
	☐	FOR ALL EXCEPT	¡	William J. Reilly, Jr.
		(see instructions below)	¡	William J. Schoch		☐	FOR	☐	AGAINST	☐	ABSTAIN

		INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold,			4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.
		as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above.
Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐
Signature of Shareholder:	Date:	Signature of Shareholder:	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

USA TECHNOLOGIES, INC.

2016 ANNUAL MEETING OF SHAREHOLDERS
JUNE 9, 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoint(s) Stephen P. Herbert and Leland P. Maxwell, or either of them, with full power of substitution, as proxies to represent and vote, as designated on the reverse side, all shares of Common Stock and Series A Preferred Stock of USA Technologies, Inc., held of record by the undersigned at the close of business on April 25, 2016, at the Annual Meeting of Shareholders to be held on June 9, 2016 and at any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. A SHAREHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke the proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person.

(Continued and to be signed on the reverse side)